EXHIBIT 4.2

                  CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES AND RIGHTS

                               of

              SERIES D CONVERTIBLE PREFERRED STOCK

                               of

                         SELFCARE, INC.


                 (Pursuant to Section 151 of the
                Delaware General Corporation Law)


     Selfcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by a Special Committee of the Board of Directors of the Corporation pursuant to authority of such Special Committee of the Board of Directors and the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

     RESOLVED, that pursuant to the authority granted to and vested in the special Committee of the Board of Directors (the "Special Committee") by duly approved and adopted resolutions of the Board of Directors of the Corporation (the "Board of Directors" or the "Board") and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Special Committee hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     Section 1. Designation.

     The designation of this series, which consists of 3,500 shares of Preferred Stock, is the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the face amount shall be One Hundred U.S. Dollars ($100) per share (the "Face Amount").

     Section 2.  Dividends.

          (a) The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate per share of 7% of the initial purchase price paid for such shares (the "Purchase Price") per annum. All dividends shall be cumulative and shall be payable in cash in arrears on the last day of March, June, September and December of each year (each such date, a "Dividend Payment Date") commencing on March 31, 1999, in preference to and with priority over dividends on the common stock of the Corporation, par value $.001 per share (the "Common Stock"). Such quarterly dividends shall be cumulative and shall accrue (whether or not earned or declared, and whether or not there are funds legally available therefor) without interest from the later of (i) the first day of the quarterly period in which such dividend may be payable as herein provided, or (ii) the date of issuance of the shares of Series D Preferred Stock.

          (b) The amount of dividends accrued on the Series D Preferred Stock for any period less than a full quarterly dividend period (including the initial dividend period) shall be equal to a pro rata portion of the total dividend payable for the quarterly dividend period during which such period occurs, based on the actual number of days elapsed in such period and the total number of days in the applicable quarterly dividend period. Dividends shall accrue on a daily basis during each dividend period as provided above, and the Liquidation Preference (as defined below) of each outstanding share of Series D Preferred Stock shall be correspondingly increased on a daily basis. Each such dividend shall be payable to holders of record as their names shall appear on the stock books of the Corporation on any record date for such dividends, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to holders of record on such date not more than sixty (60) days or less then ten (10) days prior to the date of payment as shall be determined by the Board of Directors.

          (c) No dividends will be declared or paid on any Series D Preferred Stock unless full cumulative dividends, if any, payable on the Corporation's Series B Convertible Preferred Stock and on any other Senior Dividend Stock (as defined below) have been declared and paid or are contemporaneously declared and funds sufficient for payment are set aside on the Series B Convertible Preferred Stock and any other Senior Dividend Stock for all prior dividend periods.

          (d) Except as provided in the next sentence, no dividends will be declared or paid on any Parity Dividend Stock (as defined below) unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment are set aside on the Series D Preferred Stock for all prior dividend periods. If accrued dividends are not paid in full upon the Series D Preferred Stock for all prior dividend periods, all dividends declared upon shares of the Series D Preferred Stock and Parity Dividend Stock for any dividend period will be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Stock and such other Parity Dividend Stock shall bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series D Preferred Stock and such other Parity Dividend Stock bear to each other.

          (e) The Corporation may not declare or pay any dividends on any shares of Common Stock or Junior Dividend Stock (as defined below), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Dividend Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than in Common Stock or Junior Dividend Stock, unless full cumulative dividends shall have been or are contemporaneously paid or declared and set apart for payment on the Series D Preferred Stock and any Parity Dividend Stock.

     Section 3.  Liquidation Preference.

          (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Series D Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any Junior Liquidation Stock (as defined below), an amount equal to the sum of (A) the Purchase Price (which shall be $100 per share), plus
(B) a further amount equal to any dividends on such shares as to which holders of the Series D Preferred Stock are entitled pursuant to Section 2 that have not been paid (such sum, the "Liquidation Preference"). If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series D Preferred Stock, after required distributions are made to the holders of any Senior Liquidation Stock, are insufficient to provide for the payment of the full Liquidation Preference, such assets as are so available shall be distributed pro rata among the holders of the Series D Preferred Stock and Parity Liquidation Stock (as defined below) ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full, subject to the preferential rights of the holders of the Corporation's Series B Convertible Preferred Stock and any other Senior Liquidation Stock (as defined below). After payment of the full amount of the Liquidation Preference and accumulated dividends to which holders of shares of Series D Preferred Stock are entitled, the holders of shares of Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. The amount per share set forth in this Section 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations with respect to the Series D Preferred Stock.

          (b) Definitions. For the purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

               (i) senior to shares of the Series D Preferred Stock as to dividends if the terms of the stock of such class or series specifically provide that the shares rank senior to the Series D Preferred Stock with respect to the receipt of dividends ("Senior Dividend Stock");

               (ii) senior to shares of the Series D Preferred Stock upon liquidation, if the terms of the stock of such class or series specifically provide that the shares rank senior to the Series D Preferred Stock with respect to the amounts distributable upon liquidation, dissolution or winding up, as the case may be ("Senior Liquidation Stock");

               (iii)     junior to shares of the Series D
Preferred Stock as to dividends if the terms of the stock of such class or series specifically provide that the shares rank junior to the Series D Preferred Stock with respect to the receipt of dividends ("Junior Dividend Stock");

               (iv) junior to shares of the Series D Preferred
Stock upon liquidation if the terms of the stock of such class or series specifically provide that the shares rank junior to the Series D Preferred Stock with respect to the amounts distributable upon liquidation, dissolution or winding up
("Junior Liquidation Stock");

               (v)  on a parity with shares of the Series D
Preferred Stock as to dividends, whether or not the dividend rates or dividend payment dates per share thereof shall be different from those of the Series D Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends in proportion to their respective dividend rates, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series D Preferred Stock ("Parity Dividend Stock"); and

               (vi) on a parity with shares of the Series D
Preferred Stock upon liquidation, whether or not the redemption or liquidation prices per share thereof shall be different from those of the Series D Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up, in proportion to their respective liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series D Preferred Stock ("Parity Liquidation Stock").

          (c) Consolidation or Merger. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3.

     Section 4.  Conversion.

          (a) Right to Convert. Subject to and in compliance with the provisions of this Section 4, any shares of the Series D Preferred Stock may, at any time or from time to time at the option of the holder, be converted into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of the Series D Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4(c)) by the number of shares of Series D Preferred Stock being converted.

          (b)  Automatic Conversion.

               (i) Immediately upon the close of business (or the next succeeding trading day if such date is not a trading day) on the third anniversary of the date of issuance of a share of Series D Preferred Stock, such share of Series D Preferred Stock, if not previously converted, shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Applicable Conversion Rate (determined as provided in Section 4(c)).

               (ii) Upon the occurrence of an automatic conversion with respect to a share of Series D Preferred Stock as described in Section (4)(b)(i), such outstanding share of Series D Preferred Stock shall be converted automatically without any further action by the holder of such share and whether or not the certificate representing such share is surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless a certificate evidencing such share of Series D Preferred Stock being so converted is either delivered to the Corporation or any transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

     Upon the conversion of outstanding Series D Preferred Stock, the holders of the Series D Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series D Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and cash as provided in Section 4(k) below in respect of any fraction of a share of Common Stock issuable upon such automatic conversion.

          (c) Applicable Conversion Rate. The conversion rate in effect at any time with respect to a share of Series D Preferred Stock (the "Applicable Conversion Rate") shall equal the quotient obtained by dividing such Series D Preferred Share's Liquidation Preference (which includes accrued and unpaid dividends, if any, thereon) by the Applicable Conversion Value for such share, calculated as hereinafter provided.

          (d)  Applicable Conversion Value.  The Applicable
Conversion Value with respect to a share of Series D Preferred
Stock in effect initially, and until first adjusted in accordance with Section 4(e), 4(g) or 4(h) hereof, shall be $2.00.

          (e) Adjustment to Applicable Conversion Value. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by dividing the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

          (f) Adjustments for Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than an Extraordinary Common Stock Event) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person in connection with which the holders of Series D Preferred Stock do not elect to convert such Series D Preferred Stock, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale or other consideration, to which such holders would have been entitled if they had converted their Series D Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series D Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions set forth herein (including without limitation provisions for adjustment of the Applicable Conversion Value of the Series D Preferred Stock and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series D Preferred Stock.

          (g) Adjustments for Distributions. If the Corporation shall distribute to all holders of its Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidence of its indebtedness or assets (any of the foregoing being hereinafter in this Section 4(g) called a "Distribution"), (but excluding regularly declared quarterly cash dividends (if any) or rights or warrants to subscribe for or purchase any of its securities), then in each such case the Applicable Conversion Value shall be adjusted so that it shall equal the price determined by multiplying (A) the Applicable Conversion Value in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such Distribution by (B) a fraction, the numerator of which shall be the Fair Market Value (as hereinafter defined) per share of Common Stock on the record date referred to below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution), of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock on the record date referred to below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in Section 4(n) below) the record date for the determination of stockholders entitled to receive such Distribution. For the purposes of this Section 4(g), the distribution of a right or warrant to subscribe or purchase any of the Corporation's securities, which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such Distribution of such right or warrant, but also would be distributed with shares of Common Stock delivered to a person converting shares of Series A Preferred Stock after such determination date, shall not require an adjustment of the Applicable Conversion Value pursuant to this
Section 4(g); PROVIDED that if on the date, if any, on which a person converting shares of Series A Preferred Stock such person would no longer be entitled to receive such right or warrant with shares of Common Stock (other than as a result of the termination of all such rights or warrants), a distribution of such rights or warrants shall be deemed to have occurred and the Applicable Conversion Value shall be adjusted as provided in this Section 4(g) and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences.

          (h) Minimum Adjustment. No adjustment in the Applicable Conversion Value shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments that by reason of this Section 4(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and PROVIDED, FURTHER, that any adjustment shall be required and made in accordance with the provisions of this Section 4 (other than this Section 4(h)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 4, the Corporation shall not be required to make any adjustment of the Applicable Conversion Value for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this
Section 4 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section 4 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Applicable Conversion Value, in addition to those required by this Section 4, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

          (i) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation will promptly furnish each holder of Series D Preferred Stock with a certificate, prepared by the chief financial officer or other executive officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (j) Mechanics of Conversion. To exercise its conversion privilege, a holder of Series D Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series D Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Series D Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series D Preferred Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock in accordance with the provisions of this Section 4 and cash as provided in Section 4(k) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series D Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

          (k) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series D Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series D Preferred Stock, including pursuant to the provisions of Section 5 hereof, the Corporation shall pay to the holder of the shares of Series D Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

          (l) Partial Conversion. In the event some but not all of the shares of Series D Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series D Preferred Stock which were not converted.
          (m) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (n) Deferment. In any case in which this Section 4 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 4(k).

          (o) Extraordinary Common Stock Event. "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock of any class as a dividend or other distribution on outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock of any class into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock of any class into a smaller number of shares of Common Stock.

          (p) Fair Market Value. "Fair Market Value" shall mean the average of the daily Current Market Prices (as hereinafter defined) of a share of Common Stock during five (5) consecutive trading days selected by the Corporation commencing not more than twenty (20) trading days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "`ex' date," when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

          (q) Current Market Price. "Current Market Price" shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the American Stock Exchange (or, in the event that such security is not traded on the American Stock Exchange, such other national or regional securities exchange or automated quotation system upon which such security is listed and principally traded or, if no such price is available, the per share market value of such security as determined by a nationally recognized investment banking firm or other nationally recognized financial adviser retained by the Corporation for such purpose).

     Section 5.     Shareholder Approval.

          (a) For purposes of this Section 5, the term "Series Preferred Stock" shall mean the Series D Preferred Stock, the Series C Convertible Preferred Stock and the Series E Convertible Preferred Stock of the Corporation. Notwithstanding anything herein to the contrary, no shares of the Series D Preferred Stock may be converted pursuant to Section 4(a) unless and until the earlier of (i) April 30, 1999 or (ii) the fifth business day following approval of the issuance of the Series D Preferred Stock by a majority of a quorum of the shareholders of the Corporation voting at a meeting of the shareholders. If the shareholders do not give such approval and the Corporation receives a conversion notice on or after April 30, 1999 from any holder of the Series Preferred Stock, and such holder fails to withdraw such notice within five (5) business days of receipt by the Corporation of such notice (if such notice is not withdrawn, such notice shall be deemed the "First Conversion Notice"), the Corporation shall mail a notice (the "Maximum Conversion Notice") six business days following receipt of such First Conversion Notice, postage prepaid, to each holder of record of the Series Preferred Stock at its address shown on the records of the Corporation. The Maximum Conversion Notice shall inform such holders that (i) if such holders wish to convert any or all of their shares of Series Preferred Stock, then they must so notify the Corporation and surrender the applicable stock certificates pursuant to Section 5(b) below not later than the thirtieth
(30th) day (the "Cutoff Date") after the date of the Maximum Conversion Notice, and (ii) on the Cutoff Date the Corporation will convert a number of shares of Series Preferred Stock in accordance with the provisions of Section 5(b) below, such that the number of shares of Common Stock issuable thereupon will not exceed the Listed Shares. The "Listed Shares" shall mean the number of shares of Common Stock listed on the American Stock Exchange for issuance upon conversion of the Series Preferred Stock as of the date of the Maximum Conversion Notice.

          (b) After the Corporation mails the Maximum Conversion Notice, any holder of the Series D Preferred Stock wishing to convert any of its shares of Series D Preferred Stock shall, on or prior to the Cutoff Date, (i) surrender the certificate or certificates representing the shares its wishes to convert to the Corporation at its principal office, and (ii) give written notice to the Corporation at that office of the number of shares that such holder wishes to convert. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series D Preferred Stock surrendered for conversion shall be accompanied by duly executed proper assignment thereof to the Corporation or in blank, and shall otherwise comply with the procedures set forth in Section 4(j) for conversion. Each such completed conversion notice, and any similarly completed conversion notices with respect to any other shares of Series Preferred Stock, shall be referred to hereinafter in this Section 5(b) as a "Subject Conversion Notice." If the total number of shares of Common Stock that would be issuable upon conversion of all of the shares of Series Preferred Stock for which conversion was requested pursuant to all of the Subject Conversion Notices (the "Requested Shares") exceeds the Listed Shares, then only such portion of the Requested Shares as is convertible into the Listed Shares shall be converted (on a pro-rata basis among the holders of such Requested Shares in proportion to the respective numbers of the Requested Shares as to which the holders gave Subject Conversion Notices into Common Stock (rounded down to the nearest whole share). All remaining shares of Series D Preferred Stock (including those shares for which the holders thereof gave a Subject Conversion Notice but which were not converted due to the provisions of the preceding sentence) shall be redeemed by the Corporation in cash for a per share amount (the "Redemption Price") equal to the product of (i) the number of shares of Common Stock into which such one share of Series Preferred Stock was convertible on the Cutoff Date and (ii) the Cutoff Date Market Price. The "Cutoff Date Market Price" shall mean the average of the closing prices of the Common Stock on the American Stock Exchange or, if applicable, such other exchange or market on which it instead principally trades on each of the five (5) trading days immediately preceding the Cutoff Date.

          (c) If the total number of shares of Common Stock issuable upon conversion of the Requested Shares does not exceed the Listed Shares, then the Corporation shall cause the automatic conversion of the Requested Shares and shall redeem, at the Redemption Price, all remaining outstanding shares of the Series Preferred Stock, provided, however, that the Corporation may instead elect to pay a percentage of such Redemption Price in shares of Common Stock (valued at the Cutoff Date Market Price), such percentage being equal to the quotient of (i) the difference between the Listed Shares minus the actual number of shares of Common Stock issued pursuant to the conversion of the Requested Shares, divided by (ii) the number of shares of Series Preferred Stock which remain outstanding following conversion of the Requested Shares. In such an event, such percentage of the Redeemed Shares (rounded down to the nearest whole share) shall be deemed to have been automatically converted into Common Stock.

          (d) Each holder of shares of Series D Preferred Stock to be redeemed under this Section 5 shall surrender the certificate or certificates representing such shares to the Corporation at its principal office, and, within twenty (20) days following the Cutoff Date, the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates.

     Section 6. No Reissuance of Series D Preferred Stock. No share or shares of the Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series D Preferred Stock accordingly.

     Section 7. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of its Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series D Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     Section 8.     Voting Rights of Series D Preferred Stock.

     Except as required by law, each share of Series D Preferred Stock shall be non-voting. The increase or decrease in the amount of authorized capital stock of any class or of any series of any class, including Series D Preferred Stock, shall not require the consent of the holders of Series D Preferred Stock and shall not be deemed to materially and adversely affect the specified designations, preferences or special rights of the Series D Preferred Stock.

     Section 9.     Miscellaneous.

          (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication, addressed: (i) if to the Corporation, to its principal executive office (Attention: President) and to the transfer agent, if any, for the Series D Preferred Stock or other agent of the Corporation designated as permitted hereby or (ii) if to any holder of the Series D Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series D Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

          (b) The term "Common Stock" as used herein means the Corporation's Common Stock, $.001 par value, as the same exists at the date of the filing of this Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that, at any time as a result of an adjustment made pursuant to Section 4 hereof, the holder of any shares of the Series D Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Series D Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 4 hereof, and the remaining provisions hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

          (c) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock or shares of Common Stock or other securities issued on account of Series D Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series D Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

          (d) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the Series D Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of Series D Preferred Stock.

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     IN WITNESS WHEREOF, Selfcare, Inc. has caused this
certificate to be executed in its name and on its behalf by its Treasurer and Chief Financial Officer, and attested by its Secretary, as of this _____ day of _______________, 199__.


                              SELFCARE, INC.


                              By: /s/ Chris Huntoon
                                 ________________________
                                 Name: Chris Huntoon
                                 Title: Treasurer and Chief
                                 Financial Officer

Attest:

/s/ Kennett D. Legg
______________________
Name: Kenneth D. Legg
Title: Secretary